UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

Filed by Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

Laredo Petroleum, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

LAREDO PETROLEUM, INC.
15 W. Sixth Street

Suite 900
Tulsa, Oklahoma 74119

Supplement to the Proxy Statement
for the 2022 Annual Meeting of Shareholders
to be held Thursday, May 26, 2022

This supplement, dated April 22, 2022 (the “Supplement”), supplements the definitive proxy statement of Laredo Petroleum, Inc., a Delaware corporation (“Laredo”), dated April 7, 2022 (the “Proxy Statement”), and is furnished to Laredo’s shareholders in connection with the solicitation of proxies on behalf of the Board of Directors of Laredo for Laredo’s 2022 Annual Meeting of Shareholders to be held on Thursday, May 26, 2022, or any postponement or adjournment thereof (the “2022 Annual Meeting”). This Supplement is being filed with the U.S. Securities and Exchange Commission and is first being made available to Laredo’s shareholders on or about April 22, 2022.

THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

This Supplement updates, and to the extent inconsistent therewith, supersedes, the disclosure in the Proxy Statement to reflect that the New York Stock Exchange (“NYSE”) notified Laredo on April 16, 2022 of its determination that Proposal Four of the Proxy Statement, which seeks shareholder approval of an amendment to Laredo’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Laredo’s common stock from 22,500,000 to 40,000,000 (“Proposal Four”), is a “routine” matter, eligible for discretionary voting by brokers and other nominees under the NYSE rules.

If you are the beneficial owner of shares held in the name of a broker, bank or other nominee and do not provide that broker, bank or other nominee with voting instructions in the proxy card, your broker may vote your shares only with respect to certain matters considered “routine.” For any matters that are “not routine” for which you do not provide voting instructions in the proxy card, your shares will constitute “broker non-votes” and will not be counted as a vote cast on that proposal.

Accordingly, if your shares are held in street name and you do not submit voting instructions, under NYSE rules, your broker or other nominee can vote your shares on Proposal Four and there will be no “broker non-votes” with respect to Proposal Four. A majority of the shares of Laredo’s common stock outstanding and entitled to vote must vote “FOR” Proposal Four for it to be approved. Abstentions have the same effect as votes “AGAINST” the proposal.

The last paragraph of the section titled “Proposal Four: Approval of an amendment to the Amended and Restated Certificate of Incorporation increasing the number of authorized shares of common stock” on page 88 of the Proxy Statement is hereby revised in its entirety to read as follows:

“Approval of the proposed amendment to our Charter requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. Abstentions with respect to this proposal will have the effect of a vote against this proposal. This proposal is considered to be “routine” under the NYSE rules. As a result, brokers will have discretionary authority to vote on this proposal and there will be no broker non-votes with respect to this proposal. Properly executed proxies will be voted at the Annual Meeting in accordance with the instructions specified on the proxy; if no such instructions are given, the persons named as agents and proxies in the accompanying form of proxy will vote such proxy “FOR” this proposal.”

In addition, the fourth row of the column titled “Abstentions & broker non-votes” of the table titled “What is the voting requirement to approve each of the items?” on page 92 of the Proxy Statement is hereby revised in its entirety to read as follows:

“Abstentions will have the same effect as a vote against this proposal. As this proposal is considered routine under NYSE rules, there will be no broker non-votes on this proposal.”

Except to the extent described in this Supplement, none of the items or information contained in the Proxy Statement is affected by this Supplement. This Supplement does not provide all of the information that is important to your voting decisions at the 2022 Annual Meeting. The Proxy Statement contains other important additional information. We encourage you to carefully read this Supplement together with the Proxy Statement in their entirety.